Exhibit 19.1
Pinnacle Financial Partners, Inc.
Insider Trading Policies and Procedures

Insider Trading/Special Trading Policies and Procedures
Directors and associates of Pinnacle Financial Partners, Inc. (together with its wholly-owned subsidiaries, “Pinnacle”) are permitted and encouraged to obtain an equity interest in Pinnacle, but never as a result of utilizing material, nonpublic information to do so. Additionally, directors and associates of Pinnacle, particularly Senior Leadership Team members, should exercise due care when entering into transactions to buy, sell or gift shares of Pinnacle stock, particularly related to the timing of the transactions. Due to the seriousness of these matters Pinnacle has adopted the following policies and procedures related to Insider Trading activities. These policies and procedures are designed to promote compliance with federal and state securities laws and applicable listing standards.

Statement of Policy on Prevention of Insider Trading (Insider Trading Statement)
For all directors and associates of Pinnacle.

The Need for a Policy Statement
Because Pinnacle is a publicly traded company, we believe it is important to call your attention to the responsibility that each director and associate has to protect the confidentiality of all information related to Pinnacle and its business. A central objective of this Insider Trading Statement is to protect Pinnacle’s corporate information from misuse and to respond to federal and state laws applicable to each of you regarding the misuse of corporate information. In particular, this Insider Trading Statement is designed to prevent you from engaging in securities transactions based upon material information that is in your possession but not known by the general public, or selectively disclosing such information. Pinnacle has adopted this Insider Trading Statement to avoid even the appearance of improper conduct on the part of anyone associated with Pinnacle that is subject to this Insider Trading Statement.

Confidentiality Policy
It is the policy of Pinnacle that documents and other sources of material, nonpublic information should only be distributed to directors and associates who have a “need to know” the information. Individuals who are in possession of such information should take appropriate steps to ensure that the confidentiality of such information is protected. Such steps may include coding (in computer files and otherwise) documents as “confidential,” locking files and desk drawers containing sensitive information, limiting the copying of sensitive documents, and maintaining a record of directors and associates who ask to obtain documents containing material nonpublic information. If you have any questions whatsoever about the application of this confidentiality policy to any information in your possession, please contact Pinnacle’s Chief Financial Officer.

It is also the policy of Pinnacle that only authorized information may be released to the news media and other members of the public and that it may only be disseminated through authorized channels. If you receive any request for sensitive corporate information from outside parties such as the news media, government investigators, or clients, such request should be specifically referred to Pinnacle’s Chairman, the President and Chief Executive Officer or the Chief Financial Officer. No written response should be made, and any verbal response should be limited to “no comment” unless otherwise specifically authorized. Pinnacle has a responsibility to provide accurate information to its shareholders, its clients, and the community in which it operates. Thus, strict observation of this policy is absolutely necessary.

Securities Trading Policy

Exhibit 19.1
Under the federal securities laws, it is illegal to engage in “insider trading,” which is engaging in transactions involving securities when one is in possession of material, nonpublic information relating to those securities, or “tipping,” which is communicating material, nonpublic information to another when it can be expected that the other person might trade or tip another person based on such information. It is our policy that if a director, officer, or any associate of Pinnacle has material, nonpublic information relating to Pinnacle or another company learned in his or her capacity as director, officer or associate of Pinnacle, he or she may not transact in securities of Pinnacle (including securities held in Pinnacle’s 401(k) plan and securities issued pursuant to Pinnacle’s equity incentive plans) or such other company or engage in any other action to take advantage of, or pass on to others, that information, except pursuant to a trading plan that complies with Rule 10b5-1 that has been approved by the Pinnacle’s President and Chief Executive Officer or Chief Financial Officer. Tippers can be subjected to penalties, regardless of whether the tipper personally benefits financially from another's actions. To avoid tipping, you should be careful to avoid discussing sensitive information about Pinnacle in any place (i.e., at a restaurant, in elevators, on an airplane) where such information may be overheard or seen.

The same restrictions that apply to you also apply to your family members who reside with you, those family members who don’t reside with you but whose transactions in securities are directed by you or are subject to your influence or control and others living in your household as well as entities that you control. Directors and associates are responsible for the compliance of their immediate family and personal household as well as entities that you control. Purchases or sales that may appear necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct. This policy also applies to material information relating to any other company obtained in the course of your serving as a director or an associate.

Information Covered by the Confidentiality and Securities Trading Policy
Pinnacle’s confidentiality and securities trading policy applies to all material, nonpublic information. “Material” and “nonpublic” are defined below to help you better understand the scope of Pinnacle’s policy. Whenever you are in doubt as to whether information is material and/or nonpublic, you should assume that it is, and refrain from trading or communicating such information, until you can verify with the Chief Financial Officer, or his designee, that such information is not material and nonpublic.

Material Information
Information is generally deemed to be material if a reasonable investor (i) is substantially likely to consider the information important in making an investment decision to buy, hold, or sell a security or (ii) would view the information as altering the “total mix” of information made available. In short, any information that could reasonably be expected to affect the price of a security is “material”.

Material Information is not limited to financial information, and both positive and negative information can be considered material. There is no bright-line standard for assessing materiality. Instead, materiality is based on an assessment of all the facts and circumstances, and is often evaluated with the benefit of hindsight. While it is not possible to define all categories of information that could be deemed “material,” common examples of Material Information are: projections of future earnings or losses; information regarding Pinnacle’s performance; news of a pending or proposed merger, acquisition, or tender offer; news of a significant sale of assets or the deposition of a significant subsidiary; changes in dividend policies, the declaration of a stock split, or the offering of additional securities; actual or threatened major litigation or regulatory investigations; material cybersecurity breaches; changes in senior management; and impending bankruptcy or financial liquidity problems.

Nonpublic Information

Exhibit 19.1
Information is “nonpublic” when it is not reasonably available to the investing public. Thus, internal company reports, projections, and plans are “nonpublic”. Such information can be considered “public” only when it has been announced to the public in a source such as the Dow Jones broad tape the Business Wire, wire services such as AP or UPI, radio, television, newspapers and magazines of wide circulation and documents filed or furnished with the Securities and Exchange Commission (SEC). Because it can take some time for information once announced to be fully disseminated and understood by the investing public, you should continue to treat information as nonpublic, and thus refrain from trading or communicating such information, until the second business day after the announcement.

The Consequences
The penalties provided by applicable law for trading on or communicating material, nonpublic information are severe. Any person violating applicable insider trading or tipping laws can be subject to various penalties even if the person does not personally benefit from the violation. Penalties for violating insider trading or tipping laws may include imprisonment or other criminal penalties, civil penalties, civil injunctions and the disgorgement of profits from or losses avoided as a result of such offense. In addition, the federal securities laws impose potential liability on companies and other “controlling persons” (as defined in the Securities Exchange Act of 1934) if they fail to take reasonable steps to prevent insider trading or tipping violations by applicable personnel. Moreover, in addition to the authority of the SEC to investigate and prosecute offenders, applicable federal law includes a bounty provision permitting payments to persons who provide information leading to the imposition of a civil penalty for insider trading violations, and also provides a private right of action under certain circumstances in connection with insider trading violations.

Associates and directors should be aware that stock market surveillance techniques are becoming more sophisticated and the chance that federal authorities will detect even small-level trading is a significant one. Furthermore, SEC enforcement efforts appear to reflect “zero tolerance” for violations. The risk is simply not worth taking.

If a director or associate incurs a financial loss as the result of having to “unwind” a prior transaction at the request of Pinnacle, any losses will be the sole responsibility of the director or associate. Moreover, it is Pinnacle’s policy to consider additional sanctions including immediate termination for cause or removal from the Board of Directors, against anyone who fails to comply with Pinnacle’s policies or procedures. Additionally, any of the above consequences, even an SEC investigation that does not result in prosecution regarding insider training can tarnish one’s reputation and irreparably damage a career.

Certain Transactions
Because Pinnacle believes it is improper and inappropriate for any Pinnacle associate or director to engage in short-term or speculative transactions involving Pinnacle’s stock, it is Pinnacle’s policy that any investing you do in Pinnacle securities be on a “buy and hold” basis. Directors, officers, and associates should not engage in any of the following activities with respect to securities of Pinnacle:

• short sales in Pinnacle’s securities (selling securities you have borrowed in anticipation of a drop in market price);
•equity swaps;
•exchange funds; or
• purchases or sales of puts or calls (options to buy or sell) or collars or forwards on Pinnacle’s securities.

The Insider Trading Statement and Trading Policy (as defined below) will not apply to stock option exercises for cash through net exercise. Open market sales of stock (including broker-assisted cashless exercises) received pursuant to a stock option exercise, however, are covered. The Trading Policy and

Exhibit 19.1
Insider Trading Statement also do not apply to the vesting of restricted stock, restricted stock units, performance units or the exercise of a tax withholding right pursuant to which an associate Pinnacle withholds shares of stock to satisfy tax withholding requirements upon vesting or settlement of such awards.

Company Assistance
Any person who has any questions about specific transactions may obtain additional guidance from Pinnacle’s Chief Financial Officer. If you become aware that any other officer, director, or associate of Pinnacle is violating, or about to violate, this Insider Trading Statement or the Trading Policy, you should report such information immediately to the President and Chief Executive Officer or the Chief Financial Officer. Remember, the ultimate responsibility for adhering to the Insider Trading Statement and Trading Policy and avoiding improper transactions rests with each associate or director. In this regard, it is imperative that all associates and directors use their best judgment when engaging in transactions involving Pinnacle’s securities or securities of other companies covered by the Insider Trading Statement or Trading Policy.

Certifications
All directors and associates will be required to certify (electronically or in writing) that they have read, understand, and intend to comply with this Insider Trading Statement and, if applicable, the Trading Policy. Furthermore, these directors and associates will be required to certify past compliance and intended future compliance with the Insider Trading Statement and, if applicable, the Trading Policy on an annual basis.

Policy Regarding Special Trading Procedures (The Trading Policy)
Applicable only to Pinnacle’s directors, Senior Leadership Team members, those associates required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, and those associates reporting to the Chief Financial Officer or who otherwise have regular access to material, nonpublic information in the performance of their duties, a list of which (by title and/or by name) shall be maintained and periodically communicated to the relevant individuals by Pinnacle’s legal department (collectively, “Insiders”).

In addition to this Pinnacle Policy Regarding Special Trading Procedures (this “Trading Policy”), Pinnacle has adopted a Statement of Policy Regarding Insider Trading (the “Insider Trading Statement”) for all directors and associates (See above). This Trading Policy is applicable only to the Insiders as defined above. This Trading Policy places limitations, in addition to those included in the Insider Trading Statement, on transactions in Pinnacle securities for Insiders, who may have access to material, nonpublic information in the performance of their duties.

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (that could result, for example, where an Insider engages in a transaction while unaware of a pending major development), the procedures set forth below must be followed by all Insiders.

Blackout Period and Pre-Clearance
In general, Insiders will not be permitted to buy, sell or gift Pinnacle securities for a period beginning fifteen days prior to the end of a calendar quarter through one business day after the public release of quarterly or annual earnings (“blackout period”). Insiders should consider that regulators may assume an Insider is aware of material, nonpublic information should they conduct any transaction in Pinnacle securities during a blackout period. All transactions in Pinnacle securities that are being considered by an

Exhibit 19.1
Insider outside of this blackout period must be expressly precleared by the President & Chief Executive Officer or the Chief Financial Officer, or an associate designated thereby prior to execution.

If, upon requesting pre-clearance, an Insider is advised that transactions in Pinnacle securities may proceed, the individual may buy, sell or otherwise transfer the securities within three business days after receiving such pre-clearance, provided that the individual does not acquire material, nonpublic information during that time or a blackout period does not commence during that period and provided further that the individual promptly notifies the Chief Financial Officer (or his designee) when such trade has been executed. If for any reason the trade is not completed within such three business days, preclearance must be obtained again before the securities may be bought, sold or otherwise transferred.

If, upon pre-transaction notification or upon requesting preclearance, an Insider is advised that the securities may not be bought, sold or otherwise transferred, the Insider may not buy, sell or otherwise transfer) any securities subject to the Insider Trading Statement and this Trading Policy at such time under any circumstances. This trading restriction will remain in effect until the Insider subsequently receives pre-clearance from the Chief Financial Officer (or his designee) to trade. If an Insider incurs a financial loss as the result of having to “unwind” a prior transaction at the request of Pinnacle, any losses will be the sole responsibility of the Insider.

At a point in time when a director or associate is not aware of any material, nonpublic information and which is not in a blackout period, he or she may enter into written contracts, instructions or plans for the purchase, sale or other transfer of Pinnacle securities, so long as any such arrangement is submitted in advance of any transaction, such written arrangement is pre-approved by the Chief Executive Officer or Chief Financial Officer, the written arrangement complies with the requirements of Rule 10b5-1 and the Insider complies with the notification and reporting requirements of SEC Rule 10b5-1. Purchases, sales or other transfers made pursuant to those arrangements are not subject to blackout periods even should the Insider later be in possession of material, nonpublic information. Further information about this type of arrangement (which is subject to certain other restrictions) may be obtained from the Chief Financial Officer.

Occasionally, an Insider may wish to “gift” shares of Pinnacle stock to a relative or another individual or entity, including a charity. Gifting of Pinnacle stock is expressly disallowed during a blackout period When an Insider wishes to “gift” Pinnacle stock, the Insider must pre-clear the gift with the Chief Financial Officer (or his designee).

Disclosures and Comments to Financial Analysts, Investors or Press
Insiders may be asked about Pinnacle or its operations by third parties. It is particularly important that all non-public information concerning Pinnacle and for that matter any other corporation or business which is known by Insiders and learned in their capacity as such not be communicated to any third party. The only persons who are authorized to discuss Pinnacle’s business and operations with the press, investors, or analysts are the Chairman, the President and Chief Executive Officer, and the Chief Financial Officer. All Insiders should refer any inquiries to such persons, and refrain from further comment.

Post-Transaction Reporting
Pursuant to SEC regulations, directors and executive officers must report all transactions involving their ownership of Pinnacle securities to the SEC via appropriate filings. As a matter of professional courtesy to these directors and executive officers, Pinnacle will arrange for the submission of such filings; however, this does not relieve the directors and executive officers from this responsibility. Given the short time period in which these transactions must be reported, all directors and executive officers must

Exhibit 19.1
pre-clear with Pinnacle’s Chief Financial Officer any transactions in accordance with the requirements hereof and promptly following execution of the transaction report any purchase, sale or other transaction (including any gift or transfer to a trust) in Pinnacle securities by the individual, the individual’s spouse, or any immediate family member sharing the individual’s household to Pinnacle’s Chief Financial Officer or his designee. In addition, because beneficial ownership may be affected by transactions involving Pinnacle securities held by or in the name of entities such as trusts, corporations, and partnerships in which an Insider has an interest, such transactions should also be reported to Pinnacle in accordance with this Trading Policy. Each report the individual makes to Pinnacle should include the date of the transaction, quantity, prices, and broker through which the transaction was affected. This reporting requirement may be satisfied by sending (or having the Insider’s broker send) a duplicate confirmation of trades to the Chief Financial Officer (or his designee) on the date the trade is executed, regardless of the settlement date.

“Short-Swing” Liability
The above pre-clearance reporting requirements are designed to help monitor compliance with this Trading Policy and to enable Pinnacle to help those persons who are subject to reporting obligations under Section 16(a) of the Securities Exchange Act of 1934, as amended to comply with such reporting obligations. Each Section 16 reporting person, however, and not Pinnacle, is personally responsible for ensuring that his or her transactions do not give rise to “short-swing” liability under Section 16(b) and for filing timely reports of transactions with the SEC as required by Section 16(a).

Section 16(b) provides that any “profit” realized by a Section 16 reporting person from any purchase and sale or sale and purchase of any equity security of Pinnacle within any period of less than six months shall be reimbursed to Pinnacle. Unlike other provisions relating to insider trading, intent to take unfair advantage of material, nonpublic information is not required for recovery under Section 16(b). In other words, transactions in Pinnacle’s securities within six months of one another can lead to disgorgement of any profits irrespective of the reasons for or purposes of the transaction or whether an Insider has any material nonpublic information in his or her possession. It is also irrelevant for Section 16(b) purposes whether the purchase or sale comes first, as the courts will automatically match the lowest purchase price with the highest sale price within a six-month period. Note that this automatic formula could result in a Section 16 reporting person having to pay Pinnacle a “profit” made on such transactions even though such person may have suffered an economic loss on such transactions.

Other Securities Law Restrictions
The federal securities laws also impose on each person who is an “affiliate” (which generally includes all directors, executive officers, and 10% or more shareholders) other restrictions that are not related to the possession of material, nonpublic information. Even if an affiliate has no material, nonpublic information, an affiliate may not publicly sell securities of Pinnacle unless such sale is covered by an effective registration statement or is being made pursuant to Rule 144 or another applicable exemption under the federal and state securities laws. If an affiliate is permitted to make a public sale pursuant to this Trading Policy and the Insider Trading Statement, he or she should advise his or her broker that he or she is selling pursuant to Rule 144 if that is the case and he or she may be obligated to file a Form 144 with the SEC. Rule 144 limits the amount of Pinnacle stock that may be sold in any three-month period to the greater of (i) 1% of the outstanding shares or (ii) if Pinnacle stock is then reported on the NASDAQ Stock Market, the average weekly reported trading volume of the stock for the prior four weeks. Rule 144 also imposes other requirements relating to Pinnacle’s being current in its SEC reporting and the manner of sale. The Chief Financial Officer has copies of Form 144 and is able to advise and provide assistance in connection with such transactions.

In addition, when Pinnacle is engaged in a distribution of its securities through a public offering or otherwise, an Insider may not purchase any securities, whether or not he or she is in possession of

Exhibit 19.1
material, nonpublic information, until such distribution has been completed. If there are any questions about purchases while Pinnacle is engaged in such a distribution, advice should be sought from the Chief Financial Officer.

Compliance with the Insider Trading Statement and Trading Policy
The procedures set forth in this Trading Policy are in addition to the policies set forth in the Insider Trading Statement and are not a substitute therefore. An Insider is responsible for complying with both the Insider Trading Statement and this Trading Policy. Thus, even if an Insider receives pre-clearance and a trading window period is in effect, an Insider, or others for whom an Insider is responsible may not “tip” or transact in Pinnacle securities if he or she is in possession of material, nonpublic information about Pinnacle.

Questions and Reporting of Failure to Follow this Trading Policy
If there are any questions regarding this Trading Policy or the Insider Trading Statement, please contact Pinnacle’s Chief Financial Officer. If you become aware that any other Insider is violating, or about to violate, the Insider Trading Statement or the Trading Policy, you should report such information immediately to the President and Chief Executive Officer or the Chief Financial Officer. Remember, that the ultimate responsibility for adhering to the Trading Policy and the Trading Statement and avoiding improper transactions rests with each director and associate to whom such policy or statement applies. In this regard, it is imperative that all associates and directors use their best judgment when engaging in transactions involving Pinnacle’s securities or securities of other companies covered by the Insider Trading Statement or Trading Policy.

Certifications
All Insiders will be required to certify (electronically or in writing) that they have read, understand, and intend to comply with the Insider Trading Statement and the Trading Policy. Furthermore, these Insiders will be required to certify past compliance and intended future compliance with Pinnacle’s policies on an annual basis.

Pinnacle’s Transactions in Pinnacle Securities
Pinnacle will not engage in transactions in Pinnacle securities, except in compliance with applicable securities laws.